Exhibit 3.1

CERTIFICATE OF AMENDMENT

of the

CERTIFICATE OF INCORPORATION

of

FOOT LOCKER, INC.

Under Section 805 of the Business Corporation Law

We, the undersigned, Richard A. Johnson and Sheilagh M. Clarke, being respectively, the Chairman of the Board, President and Chief Executive Officer and the Senior Vice President, General Counsel and Secretary of Foot Locker, Inc., a corporation organized under the laws of the State of New York (the “Corporation”), do hereby state and certify that:

1.	The name of the Corporation is Foot Locker, Inc.

2.                  The Certificate of Incorporation of the corporation was filed by the Department of State on April 7, 1989 under the name Woolworth Corporation.

3.                  In accordance with the authority contained in Article FOURTH of the Certificate of Incorporation, the Certificate of Incorporation is hereby amended, as authorized by Section 801 of the Business Corporation Law of the State of New York, to provide for the issuance of shares of Preferred Stock, par value $1.00 per share, of the Corporation in a new series designated as Series C Junior Participating Preferred Stock, establish the number of shares to be included in such series, and fix the designation, relative rights, preferences and limitations of a such series. To effect such amendment, Article FOURTH of the Certificate of Incorporation is hereby amended by adding the following provision to the end thereof:

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F.       There is hereby established a series of the Corporation’s authorized shares of Preferred Stock of the par value of $1.00 each, and the authorized number of shares of that series, the designation, relative rights, preferences, and limitations thereof are as follows:

1.                  Designation and Amount. The shares of such series shall be designated as “Series C Junior Participating Preferred Stock” and the number of shares constituting such series shall be five-hundred thousand (500,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series C Junior Participating Preferred Stock to a number less than the number of shares then-outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the exercise of any options, rights or warrants issuable upon conversion of any outstanding securities issued by the Corporation convertible into the Series C Junior Participating Preferred Stock.

2.                  Dividends and Distributions.

a.                   Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock (or other similar stock) ranking prior and superior to the shares of Series C Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series C Junior Participating Preferred Stock, in preference to the holders of Common Stock, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first (1st) day of February, May, August and November in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) one dollar ($1.00) or (b) subject to the provision for adjustment hereinafter set forth, one thousand (1000) times the aggregate per share amount of all cash dividends, and one thousand (1000) times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Junior Participating Preferred Stock. In the event the Corporation shall at any time after December 7, 2020 (the “Rights Dividend Declaration Date”) (i) declare and pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine or consolidate the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series C Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the occurrence of such event and the denominator of which shall be the total number of shares of Common Stock that were outstanding immediately following the occurrence of such event.

b.                  The Corporation shall declare a dividend or distribution on the Series C Junior Participating Preferred Stock as provided in Paragraph (a) of this Subsection 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of one dollar ($1.00) per share on the Series C Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date (the actual payment, however, may be deferred if prohibited under any debt instruments).

c.                   Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series C Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than thirty (30) days prior to the date fixed for the payment thereof.

3.                  Voting Rights. The holders of shares of Series C Junior Participating Preferred Stock shall have the following voting rights:

a.                   Subject to the provision for adjustment hereinafter set forth, each share of Series C Junior Participating Preferred Stock shall entitle the holder thereof to one thousand (1000) votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine or consolidate the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series C Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

b.                  Except as otherwise provided in this Certificate of Incorporation or by law, the holders of shares of Series C Junior Participating Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

c.

(i)                 If at any time dividends on any Series C Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series C Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series C Junior

Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.

(ii)               During any default period, such voting right of the holders of Series C Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to Paragraph (c)(iii) of this Subsection 2 or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders; provided that such voting right shall not be exercised unless the holders of a majority of the number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series C Junior Participating Preferred Stock.

(iii)             Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chief Executive Officer or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (c)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than ten (10) days and not later than sixty (60) days after such order or request or in default of the calling of such meeting within sixty (60) days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (c)(iii), no such special meeting shall be called during the period within sixty (60) days immediately preceding the date fixed for the next annual meeting of the shareholders.

(iv)             In any default period, the holders of Common Stock, and other classes of stock of the Corporation, if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (c)(iii) of this Subsection 2) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this Paragraph (c) of Subsection 2 to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v)               Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in this Certificate of Incorporation or the By-laws, irrespective of any increase made pursuant to the provisions of Paragraph (c)(iii) of this Subsection 2 (such number being subject, however, to change thereafter in any manner provided by law or in this Certificate of Incorporation or the By-laws).

d.                  Except as set forth herein, holders of Series C Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4.                  Certain Restrictions.

a.                   Whenever quarterly dividends or other dividends or distributions payable on the Series C Junior Participating Preferred Stock as provided in Subsection 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)                 declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Junior Participating Preferred Stock;

(ii)               declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Junior Participating Preferred Stock, except dividends paid ratably on the Series C Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)             redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Junior Participating Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C Junior Participating Preferred Stock; or

(iv)             purchase or otherwise acquire for consideration any shares of Series C Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series C Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

b.                  The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (a) of this Subsection 4, purchase or otherwise acquire such shares at such time and in such manner.

5.                  Reacquired Shares. Any shares of Series C Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by the Board of Directors, subject to the conditions and restrictions on issuance set forth in this Certificate of Incorporation or as otherwise required by law.

6.                  Liquidation, Dissolution or Winding Up.

a.                   Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series C Junior Participating Preferred Stock shall have received an amount per share (the “Series C Liquidation Preference”) equal to the greater of (i) one thousand dollars ($1,000.00) plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment or (ii) the Adjustment Number times the per share amount of all cash and other property to be distributed in respect of the Common Stock upon such liquidation, dissolution or winding up of the Corporation. The “Adjustment Number” shall initially be one thousand (1,000). In the event the Corporation shall at any time after the Rights Dividend Declaration Date (i) declare and pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine or consolidate the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. Following the payment of the full amount of the Series C Liquidation Preference in respect of all outstanding shares of Series C Junior Participating Preferred Stock, holders of Series C Junior Participating Preferred

Stock and holders of shares of Common Stock shall, subject to the prior rights of all other series of Preferred Stock, if any, ranking prior thereto, receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

b.                  In the event, however, that there are not sufficient assets available to permit payment in full of the Series C Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series C Junior Participating Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series C Junior Participating Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

c.                   Neither the merger or consolidation of the Corporation into or with another entity nor the merger or consolidation of any other entity into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Subsection 6.

7.                  Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series C Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

8.                  No Redemption. The shares of Series C Junior Participating Preferred Stock shall not be redeemable.

9.                  Ranking. The Series C Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to such matters.

10.              Amendment. At any time when any shares of Series C Junior Participating Preferred Stock are outstanding, this Certificate Incorporation shall not amended in any manner which would materially alter or change the powers, preferences or special rights of the Series C Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series C Junior Participating Preferred Stock, voting separately as a class.

11.              Fractional Shares. Series C Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series C Junior Participating Preferred Stock.

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4.               The amendment of the Certificate of Incorporation set forth above was authorized by a vote of the Board of Directors at a meeting duly called and held on December 7, 2020, a quorum being present, in accordance with the authority vested in the Board of Directors by Article FOURTH of the Certificate of Incorporation.

[Signature Page Follows]

IN WITNESS WHEREOF, we have executed and subscribed this Certificate of Amendment of the Certificate of Incorporation of the Corporation and do affirm the foregoing as true under penalty of perjury as of this 7th day of December, 2020.

/s/ Richard A. Johnson
Name:	Richard A. Johnson
Title:	Chairman of the Board, President
and Chief Executive Officer

/s/ Sheilagh M. Clarke
Name:	Sheilagh M. Clarke
Title:	Senior Vice President,
General Counsel and Secretary

[Signature Page to Certificate of Amendment of the Certificate of Incorporation]